                                                                   EXHIBIT 2.1h

                            ASSIGNMENT AND ASSUMPTION

         ASSIGNMENT AND ASSUMPTION, dated as of August 31, 1999, by and between Coach and Car Acquisition Corp., a Nevada corporation ("Purchaser"), and Coach and Car Equipment Corporation, an Arizona corporation ("Seller").

         WHEREAS, by an Asset Purchase Agreement dated August 31, 1999, (the "Purchase Agreement"), Seller agreed to sell, transfer and deliver, to the extent transferable, to Purchaser at the Closing certain assets of Seller in consideration of (i) the payment by Purchaser to Seller of the Purchase price of such assets, and (ii) delivery by Purchaser to Seller of an undertaking of the character set forth below.

         NOW, THEREFORE, in consideration of the premises and to complete the actions required of Seller and Purchaser by the Purchase Agreement to effect the Closing, Purchaser and Seller hereby undertake and agree as follows:

         1. The terms defined in the Purchase Agreement, unless otherwise defined herein or unless the context otherwise requires, shall have the same defined meanings herein.

         2. Purchaser agrees to assume the liabilities of Seller as of August 30, 1999 set out as Exhibit A hereto.

         3. Seller hereby assigns to Purchaser all of Seller's right, title and interest in, to and under the Leases, Contracts, Commitments, and other agreements described on Schedules 1.1(c)-A, 1.1(c)-B, 1.1(d), 2.9, 2.10, 2.14 and 2.16-A and Exhibit L under the Purchase Agreement (the "Assigned Instruments").

         4. Purchaser hereby assumes and agrees to pay, perform and discharge the non-delinquent liabilities and obligations of Seller under the Assigned Instruments.

         5. Simula, Inc. ("Simula"), the sole shareholder of Seller, is a guarantor of Seller's obligations and liabilities under the following Assigned
Instruments:

         i) Freightliner Truck Lease and Service Agreement with Rollins Leasing Corp. dated September 3, 1998;

         ii) Elk Grove Village Building Lease Agreement, as amended, with Edward Buker, Trustee under Trust Agreement dated December 14, 1997; and

         iii) Contract for provision of rail seats to N.V.T.C. dated July 8, 1998.

To the extent Simula is not expressly released in writing from the guarantees at or prior to Closing, Purchaser shall indemnify Seller in the event Purchaser defaults in its obligations under any Assigned Instrument and recourse against Simula is made by the third party seeking to enforce the guarantee.

         6. Any and all other liabilities and obligations of Seller (whether by contract or otherwise) are specifically excluded and excepted from the liabilities and obligations assumed by Purchaser hereunder and shall be discharged and paid by Seller. Purchaser's assumptions of liabilities shall be only to the extent disclosed to Purchaser under the Purchase Agreement and assumed hereunder and

Purchaser shall be entitled to Seller's duty of indemnification under the Purchase Agreement in connection with this Assignment and Assumption.

         7. Notwithstanding anything to the contrary in this Assignment and Assumption or in the Purchase Agreement, to the extent that the assignment hereunder of any of the Assigned Instruments shall require the consent of any other party which has not been obtained (or in the event that any of the same shall be non-assignable), neither this Assignment and Assumption nor the Purchase Agreement nor any action taken pursuant to their respective provisions shall constitute any assignment or any agreement to assign if such assignment or attempted assignment would constitute a breach of such Assigned Instruments or result in the loss or diminution thereof; provided, however, that in each such case, the parties shall use their best efforts to obtain the consent of such third party to an assignment to Purchaser and the release of Seller, or a novation of the Assigned Instrument. If such consent or novation is not obtained, the parties shall cooperate in any reasonable arrangement designed to transfer to Purchaser the benefits and obligations of the Assigned Instruments including, without limitation, enforcement for the account and benefit of Purchaser, of any and all rights of Seller against any other person with respect to the Assigned Instruments.

         8. This Assignment and Assumption shall be binding upon and shall inure to the benefit of Purchaser, Seller and their respective successors and assigns. The purpose hereof is to relieve Seller of certain liabilities and obligations and to assign certain rights and benefits to Purchaser and not to create third party beneficiary rights. Therefore, this Assignment and Assumption may be modified by a writing signed by Seller and Purchaser without the consent of any third party.


         IN WITNESS WHEREOF, Seller and Purchaser have caused this Assignment and Assumption to be signed by their duly authorized officers as of the date first above written.

                                        COACH AND CAR ACQUISITION CORP.



                                        By  /s/ Scott E. Miller
                                           -------------------------------------
                                        Its  President
                                           -------------------------------------


                                        COACH AND CAR EQUIPMENT CORPORATION



                                        By  /s/ Inam Khan
                                           -------------------------------------
                                        Its  President
                                           -------------------------------------

                                   EXHIBIT A

                              LIABILITIES ASSUMED


Coach & Car Equipment Corp. liabilities at August 30, 1999 are as follows:

Accounts Payable                        $2,556,500
Accrued Expenses                           632,577
Customer Deposits                        1,063,000
                                        ----------
                                        $4,252,077
                                        ==========
